EX-99
      BestNet Communications Announces Extension of Temporary Reduction of
                         Exercise Price on its Warrants

                          BestNet communications corp.
    Minutes of a meeting of the Executive Committee of the Board of Directors held on June 23, 2005

A telephone meeting of the Executive Committee of the Board of Directors of BestNet Communications Corp. was held at 6:40 PM, Mountain Standard Time, pursuant to notice, at which all of the members participated, each being able to hear and be heard by each of the others throughout. Mr. Stanley L. Schloz was elected secretary of the meeting.

After a discussion of the Resolution adopted by this Committee on June 10, 2005 with respect to a temporary decrease in the exercise price under certain outstanding stock purchase warrants of this corporation and of certain difficulties being experienced as the result of the time limits in the said Resolution, it was, upon motion duly made, seconded and unanimously carried:
RESOLVED: that the previous Resolution adopted by this Committee on June 10, 2005, be and hereby is amended so as to delete to words, "June 24 2005" and to substitute the words, "June 30, 2005" therefor; and it was FURTHER RESOLVED: that such officers prepare and file a Current Report of this action for filling with the SEC.

----------------------------
Stanley L. Schloz, Secretary of the Meeting.

About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.